Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this amendment no. 1 to the registration statement on Form S-1 of Communication Intelligence Corporation of our report dated February 17, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph that raises substantial doubts about the entity's ability to continue as a going concern), relating to the consolidated financial statements of Communication Intelligence Corporation for the years ended December 31, 2005 and 2004.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stonefield Josephson, Inc.

San Francisco, California

December 19, 2007